Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Intersections Inc.

at

$3.68 Cash Per Share

by

WC SACD One Merger Sub, Inc.

a Wholly-Owned Subsidiary of

WC SACD One Parent, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 28, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

November 29, 2018

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 29, 2018 (the “Offer to Purchase”), and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) in connection with the offer by WC SACD One Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of WC SACD One Parent, Inc., a Delaware corporation (“Parent”), to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Intersections Inc., a Delaware corporation (the “Company”), at $3.68 per Share (the “Offer Price”), in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Parent is a wholly-owned subsidiary of WC SACD One, Inc., a Delaware corporation (“WC SACD”). WC SACD was originally formed as a limited liability company known as “WC SACD One, LLC” and was converted into a corporation on October 29, 2018. As such, all references in the Offer to Purchase to WC SACD prior to October 29, 2018 refer to WC SACD One, LLC. WC SACD is a newly formed joint venture of iSubscribed Inc., a Delaware corporation, WndrCo Holdings, LLC, a Delaware limited liability company, General Catalyst Group IX, L.P., a Delaware limited partnership, and GC Entrepreneurs Fund IX, L.P., a Delaware limited partnership, which was formed in order to engage in acquisition discussions with the Company related to the proposed transaction.

Certain stockholders of the Company, namely, Michael Stanfield, Stanfield Family Investments LLC, Loeb Holding Corporation and David A. McGough (the “Rollover Holders”) have entered into Tender and Support Agreements with Parent that, among other things, require the Rollover Holders to tender all of their Shares in the Offer other than certain Shares that they have agreed to contribute and assign to WC SACD (the “Rollover Shares”), prior to the consummation of the Merger (as defined below), pursuant to the terms of the Contribution and Assignment Agreements entered into by the Rollover Holders with WC SACD. For more information related to the agreements entered into by the Rollover Holders, see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.” Purchaser is seeking to purchase an amount of Shares in the Offer that would allow Parent and Purchaser to consummate the Merger with the Company pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”).

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Your attention is directed to the following:

1.    The tender offer price is $3.68 per Share, in cash, without interest and less any required withholding taxes.

2.    The Offer is being made for all outstanding Shares.

3.    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 31, 2018, as amended by Amendment No. 1 thereto, dated as of November 28, 2018, by and among Parent, Purchaser, and the Company (as amended, the “Merger Agreement”). The Merger Agreement provides, among other things, subject to the the satisfaction of the Minimum Condition and the satisfaction or waiver of each of the other applicable conditions set forth in the Merger Agreement (including the successful completion of the Offer), that Purchaser will be merged with and into the Company without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares held in the treasury of the Company, (ii) Shares owned directly or indirectly by Parent or Purchaser, (iii) the Rollover Shares, and (iv) any Shares held by Company stockholders who properly demand and perfect their appraisal rights under Delaware law, if applicable) will be cancelled and converted into the right to receive an amount equal to the Offer Price in cash, without interest, subject to any withholding of taxes required by applicable law. Under no circumstances will Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment. See “The Offer—Section 2—Acceptance for Payment and Payment for Shares” of the Offer to Purchase.

4.    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE OFFER AND THE MERGER ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY; (II) ADOPTED THE MERGER AGREEMENT AND APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, IN ACCORDANCE WITH THE REQUIREMENTS OF THE DGCL; AND (III) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER AND, IF NECESSARY, APPROVAL OF THE MERGER AGREEMENT BY THE STOCKHOLDERS OF THE COMPANY.

5.    The term “Expiration Date” means 5:00 p.m., New York City time, on December 28, 2018, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the “Expiration Date” means such subsequent date. If, at the initial scheduled Expiration Date or upon expiration of any extension period, the Minimum Condition (as defined in the Merger Agreement) is not satisfied or any other Offer Condition (as defined in the Merger Agreement) is not satisfied and has not been waived, Purchaser may extend the Offer on one or more occasions in consecutive increments of up to ten (10) business days each, until the earlier of (i) the date on which all of the Offer Conditions are satisfied or waived and (ii) July 31, 2019. In addition, Purchaser may extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (or its staff) or the rules of the Nasdaq Global Market. See “The Offer—Section 1—Terms of the Offer.”

6.    Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. For purposes of the Offer, the term “business day” means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time. The procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares” of the Offer to Purchase may not be used during any subsequent offering period.

7.    Consummation of the Offer is conditioned upon, among other things, prior to the Expiration Date: (i) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that, considered together with the Shares (including the Rollover Shares), if any, then owned by WC SACD, Parent and their subsidiaries, would represent at least one Share more than 50% of the number of Shares (including the Rollover Shares) then issued and outstanding on a fully-diluted basis (disregarding Shares issuable upon conversion of the Notes issued pursuant to the Note Purchase Agreement—see “Special Factors—Section 4—Certain Agreements Between WC SACD and its Affiliates and Intersections Inc.—Note Purchase Agreement”); (ii) there being validly tendered and “received” (as defined by Section 251(h)(6) of the DGCL) and not withdrawn a number of Shares that would represent at least one Share more than 50% of the then outstanding number of Shares not owned by the Rollover Holders, and the executive officers and directors of the Company that are not Rollover Holders (sub-clauses (i) and (ii) collectively, the “Minimum Condition”); (iii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated (which condition was satisfied on November 21, 2018 pursuant to the grant by the Federal Trade Commission of early termination of the HSR Act waiting period); and (iv) no governmental body having enacted, entered, promulgated, enforced or deemed applicable any law or order that is then in effect and has the effect of, or would reasonably be expected to result in, making illegal or otherwise prohibiting or materially delaying the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. Shares issuable upon conversion of the Notes will be disregarded for purposes of calculating the Minimum Condition.

Provided that the Minimum Condition is satisfied and all other conditions to the Offer are satisfied or waived, Purchaser will purchase all Shares validly tendered and not validly withdrawn before the Expiration Date. Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition. See “The Offer—Section 15—Conditions of the Offer.”

8.    Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

9.    Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser’s purchase of Shares pursuant to the Offer.

10.    See “The Offer—Section 5—Certain Material U.S. Federal Income Tax Consequences” of the Offer to Purchase, which sets forth important information with respect to U.S. federal income tax consequences.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company), (ii) a properly completed and duly executed Letter of Transmittal or Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal, and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer—Section 3—Procedure for Tendering Shares” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Intersections Inc.

at

$3.68 Cash Per Share

by

WC SACD One Merger Sub, Inc.

a Wholly-Owned Subsidiary of

WC SACD One Parent, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase (the “Offer to Purchase”), dated November 29, 2018, and the related letter of transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by WC SACD One Merger Sub, Inc., a Delaware corporation (“Purchaser”), to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Intersections Inc., a Delaware corporation, at a purchase price of $3.68 per Share, in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned.

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholders. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*

Dated
Signature(s)
* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.
Name(s)

Address(es)

Zip Code

5